EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2011 RESULTS

NASHVILLE, Tenn. (July 25, 2011)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2011.

Highlights:

•	Revenues of $21.1 million in the second quarter of 2011, up 26% over the second quarter of 2010

•	Operating income of $3.1 million in the second quarter of 2011, up 32% over the second quarter of 2010

•	Net income of $1.8 million, up 36% from net income of $1.3 million in the second quarter of 2010, and earnings per share (EPS) of $0.08 per share in the second quarter of 2011, up 33% from EPS of $0.06 per share in the second quarter of 2010

•	Adjusted EBITDA of $4.6 million in the second quarter of 2011, up 24% from $3.8 million in the second quarter of 2010

Financial Results:
Second Quarter 2011 Compared to Second Quarter 2010
Revenues for the second quarter of 2011 increased $4.4 million, or 26 percent, to $21.1 million, compared to $16.7 million for the second quarter of 2010. Revenues for HealthStream Learning and HealthStream Research grew by 29 percent and 22 percent, respectively, over the prior year second quarter.

Revenues from HealthStream Learning increased by $3.2 million, or 29 percent, when compared to the second quarter of 2010. Revenues from our Internet-based subscription products increased by approximately$3.0 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $1.0 million and from courseware subscriptions of $1.9 million. Revenues from Internet-based subscription products increased 29 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues associated with custom courseware development decreased $177,000 from the prior year quarter. Revenues from SimVentures were $148,000 during the second quarter of 2011.

Revenues from HealthStream Research increased by $1.2 million, or 22 percent, when compared to the second quarter of 2010. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $874,000, or 25 percent, when compared to the second quarter of 2010. Revenues from other surveys, which are conducted on annual or bi-annual cycles, increased by approximately $300,000, or 16 percent, when compared to the second quarter of 2010.

Cost of revenues (excluding depreciation and amortization) approximated 36 percent of revenues for both the second quarter of 2011 and 2010. In the aggregate, all other operating expenses increased by $1.9 million, or 23 percent, over the prior year second quarter, and included approximately $627,000 of expenses associated with our customer Summit. There were no Summit expenses in the second quarter of 2010.

Operating income for the second quarter of 2011 increased by 32 percent to $3.1 million, compared to $2.3 million for the second quarter of 2010, primarily resulting from the strong revenue growth mentioned above.

Net income for the second quarter of 2011 was $1.8 million, or 36 percent above net income of $1.3 million in the second quarter of 2010. Earnings per share were $0.08 per share (diluted) in the second quarter of 2011, an increase of 33 percent over $0.06 per share (diluted), for the second quarter of 2010.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $4.6 million for the second quarter of 2011, an increase of 24 percent when compared to $3.8 million for the second quarter of 2010. Reconciliation of this calculation under U.S. generally accepted accounting principles is attached to this release.

Year-to-Date 2011 Compared to Year-to-Date 2010
For the first six months of 2011, revenues were $39.6 million, an increase of 26 percent over revenues of $31.5 million in the first six months of 2010. Net income for the first six months of 2011increased by 56 percent to $3.4 million, compared to $2.2 million for the first six months of 2010. Earnings per share for the first six months of 2011 increased by 40 percent to $0.14 per share (diluted), compared to $0.10 per share (diluted) for the first six months of 2010. Operating income for the first six months of 2011 improved by 51 percent to $5.7 million, compared to $3.8 million for the first six months of 2010.

Other Financial Indicators
At June 30, 2011, the Company had cash and related interest receivable and investments in marketable securities of $26.5 million, compared to $22.7 million at March 31, 2011 and $18.8 million at June 30, 2010. Capital expenditures totaled $1.6 million for the second quarter of 2011. These uses of cash were partially offset by cash generated from operations.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 54 days for the second quarter of 2011 compared to 63 days for the first quarter of 2011 and 53 days for the second quarter of 2010.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions—delivered via a software-as-a-service (SaaS) model—that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory courseware subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At June 30, 2011, approximately 2,486,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 2,113,000 at June 30, 2010. The total number of contracted subscribers at June 30, 2011 was approximately 2,586,000, up from approximately 2,258,000 at June 30, 2010. “Contracted subscribers” include both the 2,486,000 subscribers already implemented and the 100,000 subscribers in the process of implementation.

Customers representing approximately 102 percent of subscribers that were up for renewal did renew in the second quarter of 2011, while our renewal rate based on the annual contract value was approximately 116 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the second quarter of 2011 compare to a subscriber renewal rate of 101 percent and an annual contract value renewal rate of 107 percent during the second quarter of 2010.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include Patient Insights™, Employee Insights™, Physician Insights™, and Community Insights™ surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

During the second quarterof2011, HealthStream Research added several new healthcare organization customers, including Sarah Bush Lincoln Health System, Liberty Health System, and the John D. Archibold Memorial Hospital. Among our existing research customers, 23 renewed their contracts in the second quarter, while 44 chose to contract for more research services to add to their current services received from HealthStream Research.

HealthStream Added to Russell 2000® Index
HealthStream’s common stock was added to the Russell 2000 Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 24, 2011. The Russell 2000 Index is designed to measure the performance of the small-cap segment of the U.S. equity universe. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. Our selection for inclusion in the Russell 2000 Index, necessarily, also includes HealthStream in the Russell 3000 Index and the Russell Global Index, as the Russell 2000 Index is a subset of the latter two.

HealthStream Summit 2011
On May 2-5, 2011, we welcomed approximately 750 of our learning and research customers from across the nation to our Summit 2011, held in Nashville. At this annual event, workshops, sessions, and presentations focused on the sharing of best practices for developing the healthcare workforce and on improving healthcare organizations. In collaboration with our partners, we introduced our exciting suite of products for talent management and competency development—including Lippincott Williams & Wilkins’ Nursing Procedures and Skills. Together with our partner, Laerdal Medical, we also launched our innovative SimCenter platform and associated products for making simulation-based learning easier and more accessible.

Financial Expectations
The Company is updating its guidance for 2011. We now anticipate that 2011 consolidated revenues will grow between 22 percent and 24 percent over 2010. Learning segment revenues, which also include SimVentures and AVS/SimView, the recently announced addition to SimVentures, are expected to increase between 25 and 28 percent over the prior year. We anticipate that Research revenues will grow between 15 percent and 18 percent over last year.

We anticipate that operating expenses will grow between 20 percent and 22 percent when compared to the Company’s full year 2010 levels. These categories include cost of revenues, product development, sales and marketing, depreciation and amortization, and other general and administrative expense.

We expect operating income will grow between 39 percent and 42 percent for the full year of 2011 over 2010.

We expect our effective book income tax rate for 2011 to be between 41 percent and 42 percent. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carry-forwards. As of December 31, 2010, the Company had approximately $25 million of federal and $20 million of state net operating losses available to offset taxable income.

We expect that total capital expenditures will be approximately $9.5 million for the full year of 2011, which includes the $3.5 million investment in the AVS product made during the first quarter, along with expenses for hardware, software and capitalized software development for new features, enhancements, content development, and additional office space.

“Compared to the second quarter of 2010, revenues grew 26 percent, operating income was up 32 percent, net income increased 36 percent, and EBITDA grew 24 percent,” said Robert A. Frist, Jr., chief executive officer, president, and chairman, HealthStream. “This performance has given us confidence to raise our growth expectations for 2011 to an increase in revenues of 22 to 24 percent and an increase in operating income of 39 to 42 percent over 2010.”

“We welcomed our hospital customers to our annual Summit in Nashville in the second quarter,” said Frist. “In collaboration with our partner, Laerdal Medical, we launched our innovative SimCenter platform and associated products for making simulation-based learning easier and more accessible to our 750 customers in attendance.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of communications, research, and investor relations will be held on Tuesday, July 26, 2011 at 9:00 a.m. (EDT). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfmfor the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #84530392) for U.S. and Canadian callers and 404-537-3406 (conference ID #84530392) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 2.5million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has an additional office in Baltimore, Maryland. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues	$21,051	$16,660	$39,557	$31,498
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	7,638	5,906	14,708	11,368
Product development	1,911	1,723	3,697	3,249
Sales and marketing	4,357	3,050	7,864	6,011
Other general and administrative	2,684	2,398	5,227	4,484
Depreciation and amortization	1,355	1,236	2,398	2,626

Total operating expenses	17,945	14,313	33,894	27,738
Operating income	3,106	2,347	5,663	3,760
Other income (expense)	(4)	(4)	16	(13)

Income before income taxes	3,102	2,343	5,679	3,747
Income tax provision	1,271	995	2,323	1,592

Net income	$1,831	$1,348	$3,356	$2,155

Net income per share:
Net income per share, basic	$0.08	$0.06	$0.15	$0.10

Net income per share, diluted	$0.08	$0.06	$0.14	$0.10

Weighted average shares outstanding:
Basic	22,002	21,796	21,920	21,736

Diluted	23,350	22,433	23,160	22,282

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2011	2010(1)
ASSETS
Current assets:
Cash and related interest receivable	$24,498	$18,004
Investments in marketable securities	2,012	5,703
Accounts and unbilled receivables, net (2)	13,797	12,383
Prepaid and other current assets	3,880	4,744
Deferred tax assets, current	3,437	3,437

Total current assets	47,624	44,271
Capitalized software feature enhancements, net	7,844	4,333
Property and equipment, net	4,911	3,825
Goodwill and intangible assets, net	23,540	23,991
Deferred tax assets, non-current	3,275	5,347
Other assets	115	244

Total assets	$87,309	$82,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$5,834	$8,006
Deferred revenue	19,914	16,740

Total current liabilities	25,748	24,746
Other long-term liabilities	477	474

Total liabilities	26,225	25,220
Shareholders’ equity:
Common stock	98,161	97,227
Comprehensive loss	(2)	(5)
Accumulated deficit	(37,075)	(40,431)

Total shareholders’ equity	61,084	56,791

Total liabilities and shareholders’ equity	$87,309	$82,011

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2010.

(2)	Includes unbilled receivables of $1,203 and $1,314 and other receivables of $20 and $14 at June 30, 2011 and December 31, 2010, respectively.

Reconciliation of Adjusted EBITDA
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income	$1,831	$1,348	$3,356	$2,155
Interest income	(9)	(3)	(31)	(6)
Interest expense	13	10	22	21
Income tax provision	1,271	995	2,323	1,592
Share-based compensation expense	184	170	374	333
Depreciation and amortization	1,355	1,236	2,398	2,626

Adjusted EBITDA	$4,645	$3,756	$8,442	$6,721

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2011 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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